EXHIBIT 99.1

Tamino Minerals Inc. Announces Financing

MONTREAL, Sept. 19, 2019 (GLOBE NEWSWIRE) -- Tamino Minerals, Inc. ("Tamino" or the "Company") (OTC Markets: TINO) September 19th, 2019, Mr. Pedro Villagran-Garcia, President & CEO, is pleased to announce that it has closed its non-brokered private placement of up to 15.0 million units at a price of $0.10 per-share successfully.

The proceeds of the offering will be used to fund exploration of the company’s Sonora projects and for working capital.

We are pleased to report that our executive team, with its key leadership management team, is continuing to produce results. We have a very big and bright 2019 planned. A major focus for Tamino in 2019 is to target high quality long-term focused institutional shareholders and high-quality research coverage. When Tamino executes on these plans, our shareholders will see significant increases in value.

Gold has always been a valuable investment and as the Fed continues its hike in interest rates, we foresee a significant opportunity in 2019 as prices are projected to surge past $1,650 an ounce over the next year. As gold prices begin to trend upwards, investors will begin to flock to the haven of physical gold and mining companies producing the ever-sought-after mineral.

We will continue to inform as to the terms are met and funding is secured.

TAMINO MINERALS, INC.

TAMINO MINERALS INC. is exploring for high-grade gold deposits within a prolific gold producing geologic state, Sonora. Examples like the Herradura, El Chanate, Mulatos, La India and La Colorada, all projects in Sonora have economic minable amounts of gold and are located close to our projects.

On behalf of the Board,

Pedro Villagran-Garcia, President & CEO
Tamino Minerals, Inc.

For further information, please contact the Company at 1-514-432-7746 or by email at info@taminominerals.ca

Forward Looking Statements

Certain information contained in this press release, including any information as to our strategy, plans or future financial or operating performance and other statements that express management's expectations or estimates of future performance, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, are forward-looking statements. The words "believe," "expect," "will," "anticipate," "contemplate," "target," "plan," "continue," "budget," "may," "intend," "estimate," "project" and similar expressions identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as "Risk Factors" in our filings with the SEC which can be found at www.sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Montreal, QC
Tel: 1-514-432-7746
Email: info@taminominerals.ca
Website:  www.taminominerals.ca